PRESS RELEASE



                         FEDFIRST FINANCIAL CORPORATION
                      ANNOUNCES FIRST QUARTER 2006 EARNINGS


         MONESSEN, PA--April 28, 2006-- FedFirst Financial Corporation (NASDAQ
Capital: FFCO; the "Company"), the parent company of First Federal Savings Bank, today announced net income of $238,000 for the quarter ended March 31, 2006 compared to net income of $226,000 for the quarter ended March 31, 2005. Basic and diluted earnings per share were $0.04 for the quarter ended March 31, 2006. Earnings per share data for March 31, 2005 is not presented since the Company was wholly owned by FedFirst Financial MHC prior to the completion of the initial public offering on April 6, 2005.

         Net interest income increased $132,000, or 9.4%, to $1.5 million for the quarter ended March 31, 2006 from $1.4 million for the same period last year. Net interest spread and net interest margin were 1.91% and 2.38%, respectively, for the quarter ended March 31, 2006 compared to 1.97% and 2.17%, respectively, for the quarter ended March 31, 2005. Interest income increased $154,000, due to an increase in loan volume primarily from loans purchased throughout 2005. Interest expense also increased due to an increase in the cost of funds from promotional specials offered on certificates of deposit and replacement of maturing lower cost FHLB advances during the first quarter of 2006.

         Noninterest income increased $65,000 to $725,000 for the quarter ended March 31, 2006 compared to the same period in 2005. The increase was primarily from insurance commissions from Exchange Underwriters, the 80% owned subsidiary of the Bank, which received higher levels of contingency income from insurance carriers in the current period compared to the prior period. Contingency income is related to the profitability of our account to the insurer and timing of the receipt and amount of payments, if any, may fluctuate.

         Noninterest expense increased to $1.8 million for the quarter ended March 31, 2006 compared to $1.7 million for the same period in 2005. The increase is primarily from professional services related to the operation as a publicly traded entity. The Company completed its initial public offering on April 6 2005.

         Total assets were $271.9 million at March 31, 2006 compared to $276.1 million at December 31, 2005. The decline in total assets was primarily from the paydown of securities. The funds from the paydown of securities in conjunction with the deposits generated were utilized in part to reduce maturing FHLB advances during the period. The deposit growth of $3.6 million from year end was focused in short term certificates of deposit and was due in part to a shift in direction towards a dedicated sales culture to improve existing and create new relationships. Mr. Robinson, President and Chief Executive Officer of the Company, stated, "We are pleased with the recent positive trend in deposits which provides evidence that our customer-driven focus is coming to fruition."

         FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania offering a broad array of retail and commercial lending and deposit services and providing commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.


                                    * * * * *

         Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-KSB as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                                                   FEDFIRST FINANCIAL CORPORATION
                                             SELECTED FINANCIAL INFORMATION (UNAUDITED)

(In thousands, except per share data)                                                  MARCH 31,                   DECEMBER 31,
                                                                                        2006                          2005
                                                                                 --------------------          --------------------
SELECTED FINANCIAL CONDITION DATA:
----------------------------------
Total assets                                                                     $        271,868              $      276,071
Cash and cash equivalents                                                                   6,068                       6,332
Securities available-for-sale                                                              73,376                      77,947
Loans receivable, net                                                                     171,776                     171,162
Deposits                                                                                  128,525                     124,897
Federal Home Loan Bank advances                                                            94,484                     102,404
Equity                                                                           $         45,382              $       45,295

                                                                                                THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                                                        2006                          2005
                                                                                 --------------------          --------------------
SELECTED OPERATIONS DATA:
-------------------------
Total interest income                                                            $          3,322              $        3,168
Total interest expense                                                                      1,783                       1,761
                                                                                 --------------------          --------------------
Net interest income                                                                         1,539                       1,407
Provision for loan losses                                                                      20                           -
                                                                                 --------------------          --------------------
Net interest income after provision for loan losses                                         1,519                       1,407
Noninterest income                                                                            725                         660
Noninterest expense                                                                         1,832                       1,735
Minority interest in net income of consolidated subsidiary                                     31                          28
                                                                                 --------------------          --------------------
Income before income taxes                                                                    381                         304
Income tax                                                                                    143                          78
                                                                                 --------------------          --------------------
Net income                                                                       $            238              $          226
                                                                                 ====================          ====================

Earnings per share - basic and diluted                                           $           0.04                         N/A
Weighted average shares outstanding - basic and diluted                                 6,372,731                         N/A

                                                                                                THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                                                        2006                          2005
                                                                                 --------------------          --------------------
SELECTED FINANCIAL RATIOS(1):
----------------------------
Return on average assets                                                                     0.35 %                      0.33 %
Return on average equity                                                                     2.09                        4.53
Average interest-earning assets to average interest-bearing liabilities                    116.86                      107.57
Average equity to to average assets                                                         16.66                        7.27
Interest rate spread                                                                         1.91                        1.97
Net interest margin                                                                          2.38 %                      2.17 %

                                                                                                  PERIOD ENDED

                                                                                     MARCH 31,                 DECEMBER 31,
                                                                                       2006                        2005
                                                                                --------------------        --------------------
Allowance for loan losses to total loans                                                     0.47 %                      0.46 %
Allowance for loan losses to nonperforming loans                                           200.00                      295.20
Nonperforming loans to total loans                                                           0.23 %                      0.16 %

(1) Three months ended ratios are calculated on an annualized basis.

NOTE:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.

Contact:

FedFirst Financial Corporation
John G. Robinson, 724-684-6800